EXHIBIT 10(xii) (b)

The Stanley Works 2001 Long-Term Incentive Plan

Stock Option Grant Certificate

 Thierry Paternot (the "Grantee"), pursuant to the terms of the employment agreement, dated as of October 18, 2005, by and between the Grantee and Stanley Doors France SAS (the "Employment Agreement"), is hereby granted, effective as of the grant date set forth below (the "Grant Date"), 200,000 Options, each of which entitles the Grantee to purchase one share.

Grant Date: February 8, 2006

Expiration Date: 10th Anniversary of Grant Date.

Purchase Price per share: $48.32

Subject to the terms and conditions hereof and the Plan, 100,000 Options shall be exercisable on the 1st anniversary of the Grant Date, 50,000 Options shall be exercisable on the 2nd anniversary of the Grant Date and 50,000 Options shall be exercisable on the 3rd anniversary of the Grant Date.

The Stanley Works

As a member of Stanley’s team, your skills and contributions are vital to our Company's and its Shareholders continued success.
This award of stock options provides you with the opportunity to earn significant financial rewards for your efforts and contributions to making Stanley the most successful company it can be.
On behalf of the Board of Directors, Congratulations.

John F. Lundgren Chairman and CEO The Stanley Works

The Stanley Works hereby grants to the Grantee named on the front of this Certificate the options (the “Options”) to purchase, on or before the Expiration Date at the Purchase Price per Share, the Shares, which shall be shares of the Common Stock of The Stanley Works, par value $2.50 per share (the “Common Stock”) all as set forth on the front of this certificate. The Options are granted subject to the following terms and conditions and the terms and conditions of The Stanley Works 2001 Long Term Incentive Plan, as amended from time to time (the “Plan”).

1. Exercisability; Restrictions on Sale of Shares. The Options may, from time to time from the Exercisable Dates to the Expiration Date, be exercised as set forth on the front of this certificate. Stock may be purchased hereunder only to the extent that Options have become exercisable. See paragraph 6 regarding termination of employment. Shares may not, except as described herein, be sold prior to the fourth anniversary of the Grant Date. The above-mentioned four-year holding period may be broken in the event of death, forced retirement, severance or disability of the Grantee. If the Grantee is forced to retire (within the meaning of section L.122-14-13 of the Code de travail) or terminated and provided the Options have been exercised at least three months before the termination of employment, the shares may be sold without satisfaction of the four-year holding period. In the event of death or disability (within the meaning of section L.341-1 et seq. of the Code de la Sécurité Sociale), the shares may be sold immediately.

2. Process of Exercise. The Options may be exercised, in whole or in part, by written notification to Stanley’s Treasurer at Stanley’s executive offices in New Britain, Connecticut, or by any other procedure established by Stanley from time to time. Such notification shall (i) specify the number of shares with respect to which the Options are being exercised, and (ii) be accompanied by payment for such shares. Such notification shall be effective upon its receipt by the Treasurer or any other party designated by the Treasurer on or before the Expiration Date. Options may not be exercised with respect to a fractional share or with respect to the lesser of 100 shares or the balance of the Options. In the event the Expiration Date falls on a day which is not a regular business day at Stanley’s executive offices in New Britain, Connecticut, then such written notification must be received at such office on or before the last regular business day prior to the Expiration Date. Payment is to be made by check payable to the order of The Stanley Works or by one of the alternative methods of payment described in the Plan and acceptable to Stanley’s Compensation and Organization Committee (the “Committee”). No shares shall be issued on exercise of Options until full payment for such shares has been made and all checks delivered in payment therefore have been collected. The Grantee shall not have any rights of a shareholder upon exercise of an Option, including but not limited to, the right to vote or to receive dividends, until a stock certificate has been issued to the Grantee in respect of such Option.

3. Tax Withholding; etc. Stanley shall not be required to issue any certificate or certificates for shares purchased upon the exercise of the Options prior to (i) the admission of such shares to listing on any stock exchange on which the stock may then be listed, (ii) the completion of any registration or other qualification of such shares under any state or federal law or rulings or regulations of any governmental regulatory body, (iii) the obtaining of any consent or approval or other clearance from any governmental agency which Stanley shall, in its sole discretion, determine to be necessary or advisable, and (iv) the payment to Stanley, upon its demand, of any amount requested by Stanley for withholding federal, state or local income or earnings taxes or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of the exercise of the Options or the transfer of such shares. The Options shall be exercised and shares issued only upon compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities laws, and the Grantee shall comply with any requirements imposed by the Committee under such laws. If the Grantee qualifies as an “affiliate” (as that term is defined in Rule 144 (“Rule 144”) promulgated under the Act), upon demand by Stanley, the Grantee (or any person acting on his or her behalf) shall deliver to the Treasurer at the time of any exercise of the Options a written representation that upon exercising the Options he or she will acquire shares pursuant to the Plan for his or her own account, that he or she is not taking the shares with a view to distribution and that he or she will dispose of the shares only in compliance with Rule 144.

4. Transferability. Except as otherwise provided in the Plan, Options are not transferable by the Grantee otherwise than by will or by the laws of descent and distribution. More particularly (but without limiting the generality of the foregoing), Options may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment or similar process.

5. No Right to Employment. The Options do not confer upon the Grantee any right with respect to continuation of employment with Stanley or any of its subsidiaries, and will not interfere in any way with the right of Stanley or any of its subsidiaries to terminate the Grantee’s employment.

6. Termination of Employment. Notwithstanding any other provisions:

Upon the termination of the Grantee’s employment with Stanley or any of its subsidiaries for any reason, Options not then exercisable shall be immediately forfeited; provided, however, that if the Grantee's employment is terminated by Stanley or any of its subsidiaries other than for Cause, death or the Grantee's disability (within the meaning of section L.341-1 et seq. of the Code de la Sécurité Sociale), then the next two tranches of the Options that would otherwise have become exercisable on the next anniversaries of the Grant Date shall become immediately exercisable so long as the Grantee shall have waived, in a manner satisfactory to Stanley, his rights to any severance, termination pay, notice pay or any similar payment due to him from Stanley or any of its subsidiaries in connection with his termination of employment. The Grantee will not be considered to have incurred a termination of employment if his employment is transferred between Stanley subsidiaries so long as he remains continuously employed. Any Options that have become exercisable as of the Grantee's termination of employment shall remain exercisable until the Expiration Date; provided, however that (1) if the Grantee's employment is terminated for Cause (as defined below), then Options shall terminate sixty (60) days following the date of such termination and (2) notwithstanding clause (1) above, Options shall in no case terminate prior to the sixtieth (60th) day following the fourth anniversary of the Grant Date. For purposes of these Options, "Cause" means the Grantee's willful failure, neglect or refusal to substantially perform his duties under the Employment Agreement, a material breach by the Grantee of his Employment Agreement or the Grantee's conviction of a felony.

7. Adjustments. In the event of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other changes in corporate structure or capitalization affecting the Common Stock, the number of shares remaining to be exercised under the Options and the Purchase Price shall be appropriately adjusted by the Committee in accordance with the terms and provisions of the Plan. If, as a result of any adjustment under this paragraph, the Grantee becomes entitled to a fractional share, he or she shall have the right to purchase only the adjusted number of full shares and no payment or other adjustment will be made with respect to the fractional share so disregarded.

8. Miscellaneous. All decisions or interpretations of the Committee with respect to any question arising under the Plan or under the Options shall be binding, conclusive and final. The waiver by Stanley of any provision of the Options shall not operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision of the Options. Options shall be irrevocable during the Option period and its validity and construction shall be governed by the laws of the State of Connecticut. The terms and conditions set forth in these Options are subject in all respects to the terms and conditions of the Plan, which shall be controlling. Grantee agrees to execute such other agreements, documents, or assignments as may be necessary or desirable to effect the purposes of these Options. If this certificate shall be interpreted into any language other than English, the English language version shall be controlling in the event of any conflict. For purposes of this certificate, exercisable or exercisability shall have the same meaning as vested.

9. Binding Effect. The grant of these Options shall be binding and effective only if this Certificate is executed by or on behalf of Stanley.

10. French Purchase Option. It is the intent of Stanley that these Options qualify as purchase options under French law. Accordingly, these Options shall be interpreted to comply with such requirements. In that regard, Stanley hereby confirms that upon exercise of these Options, all shares delivered in respect of such exercises shall be treasury shares.

11. Change in Control. Unless otherwise determined by the Committee in writing, these Options shall not become exercisable upon the occurrence of a Change in Control.

12. Capitalized Terms. All capitalized terms used in this Certificate which are not defined herein shall have the meaning given them in the Plan unless the context clearly requires otherwise.